Exhibit 99

Earl O. Bradley, III
Phone: 931-552-6176

Bonita H. Spiegl
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP
REPORTS SECOND QUARTER 2012 RESULTS

Clarksville, Tennessee.  August 13, 2012.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Advantage Bank (the “Bank”), today announced its results of operations for the three and six months ended June 30, 2012.  The Company’s net income for the three months ended June 30, 2012, was $595,000 compared to $486,000 for the same period in 2011.  For the six months ended June 30, 2012 net income was $1.5 million compared to net income of $844,000 for the six months ended June 30, 2011.

Basic earnings per share for the three months ended June 30, 2012 was $0.15 compared to $0.12 for the three months ended June 30, 2011.  Diluted earnings per share for the three months ended June 30, 2012 amounted to $0.14 compared to $0.11 for the three months ended June 30, 2011.  Basic earnings per share for the six months ended June 30, 2012 was $0.38 compared to $0.21 for the six months ended June 30, 2011.  Diluted earnings per share for the six months ended June 30, 2012 amounted to $0.36 compared to $0.20 for the six months ended June 30, 2011.

Results for the first six months of 2012 were positively impacted by a gain of $474,000 ($293,000 after tax) realized during the first quarter of 2012 on the sale of certain investment securities classified as available-for-sale related to investments in pooled trust preferred securities (“PreTSLs”).  Excluding the effect of these investment gains, adjusted net income would have been approximately $1.2 million for the six months ended June 30, 2012.  Adjusted basic earnings per share would have been approximately $0.31 and adjusted diluted earnings per share would have been approximately $0.29 for the six months ended June 30, 2012.  (See reconciliation of net income and earnings per share to adjusted net income and adjusted earnings per share, both non-GAAP measures, later in this release)

Nashville, Tennessee Loan Production/Deposit Production Office

As previously announced, on June 12, 2012, the Bank submitted an application for approval with the Tennessee Department of Financial Institutions (the “TDFI”) to open a Loan Production Office and a Deposit Production Office to be located in Nashville, Tennessee.  The application was approved and the Bank has since opened an office located at 3100 West End Avenue, Nashville, Tennessee  37203.

"We are pleased with our decision to expand into the Nashville, Tennessee market," stated Earl O. Bradley, III, Chief Executive Officer of the Company. “The Nashville market was recently cited by the Nashville Business Journal to be ranked fourth-strongest economy in the country according to Policom, a Palm City, Florida company that examines local economies and economic development.  "We believe our timing is right for execution of this strategy to leverage our growth opportunities and to geographically diversify market risks. A seasoned team of business banking professionals has been recruited for lending and treasury management functions. The Nashville MSA adjoins our current MSA and our lending team has years of experience in providing service to this market. We are finding both small businesses and experienced bankers from larger banks have become frustrated with the red tape of the loan approval process and are welcoming the responsiveness of our community bank. By entering into this new market area we will experience an up-tick in non-interest expense over the course of the next few months primarily in higher salaries and employee benefits and occupancy expense.  Throughout the course of our expansion, First Advantage will remain prudent and disciplined in protecting our strong credit standards.”

Capital

The Bank continues to maintain its favorable capital position and is categorized as “well-capitalized” by regulatory standards.  At June 30, 2012, the Bank’s total risk-based capital and tier one capital to risk-weighted assets ratios were 19.98% and 18.75%, respectively, and its tier one capital to adjusted total assets ratio was 14.46%.  The minimum ratios required to be categorized as “well capitalized” by regulatory standards are 10.00% for total risk-based capital, 6.00% for tier one capital to risk-weighted assets and 5.00% for tier one capital to adjusted total assets.

Dividend Declared

As previously announced, the Board of Directors of the Company, at its July 24, 2012 meeting, declared a quarterly cash dividend of $0.05 per common share. The dividend is payable on or about August 17, 2012 to stockholders of record as of the close of business on August 6, 2012.

Net Interest Income

Net interest income increased $229,000, or 6.7%, to $3.7 million for the three months ended June 30, 2012 compared to $3.4 million for the three months ended June 30, 2011, due primarily to reduced interest expense of $172,000, or 17.3%.  Net interest income increased $555,000, or 8.2%, to $7.3 million for the six months ended June 30, 2012 compared to $6.8 million the six months ended June 30, 2011, due primarily to a reduction in interest expense of $312,000, or 15.4%.  The decrease in interest expense for both the three and six month periods was primarily due to lower rates paid to customers on interest-bearing deposits as higher rate, fixed term deposits matured and as market rates declined on interest-bearing transaction accounts.  The net interest margin was 4.26% for the three months ended June 30, 2012 compared to 4.24% for the three months ended June 30, 2011.  The net interest margin was 4.29% for the six months ended June 30, 2012 compared to 4.23% for the six months ended June 30, 2011.

The average balances of interest earning assets increased to $346.2 million for the three months ended June 30, 2012 compared to $325.2 million for the same period in 2011, as the average rate earned on these assets declined twenty-five basis points at June 30, 2012.   The average loan balances increased by 7.3% in the three month period ended June 30, 2012 compared to the three month period ended June 30, 2011, and average balances of investments available for sale increased by 1.5% for the same comparable periods.   The average balances of interest earning assets increased 6.3% to $343.9 million for the six months ended June 30, 2012 compared to the same period of 2011, as the average rate earned on these assets declined twenty basis points over the same periods.   The average loan balances increased by 8.3% for the six month period ended June 30, 2012 compared to the six month period ended June 30, 2011, and average balances of investments available for sale decreased slightly to $69.2 million for the same comparable periods.

Credit Quality

The Company recorded a provision for loan losses of $239,000 for the three months ended June 30, 2012 compared to $233,000 for the three months ended June 30, 2011.   A provision for loan losses of $466,000 was recorded for the six months ended June 30, 2012 compared to $488,000 for the six months ended June 30, 2011.
Non-performing assets totaled $4.9 million, or 1.34% of total assets, at June 30, 2012 compared to $3.1 million, or 0.87% of total assets, at June 30, 2011.   The level of classified assets increased from $9.3 million at June 30, 2011 to $15.0 million at June 30, 2012 primarily related to the land and multi-family/nonresidential loan portfolios.  Classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.

Non-Interest Income and Non-Interest Expense

Total non-interest income decreased by $14,000, or 2.0%, to $669,000 for the three months ended June 30, 2012 compared to $683,000 for the three months ended June 30, 2011.  Total non-interest income increased $451,000, or 35.7%, to $1.7 million for the six months ended June 30, 2012 compared to $1.3 million for the six months ended June 30, 2011.  This increase in non-interest income for the six months ended June 30, 2012 was primarily due to a gain of $474,000 on the sale of securities classified as available-for-sale.
Total non-interest expense increased $82,000, or 2.7%, to $3.1 million for the three months ended June 30, 2012 as compared to the same period in 2011.  Total non-interest expense decreased $79,000, or 1.3%, to $6.1 million for the six months ended June 30, 2012 as compared to the same period in 2011.
The provision for income taxes for the three months ended June 30, 2012 was $356,000 compared to $338,000 for the three months ended June 30, 2011.   The provision for income taxes for the six months ended June 30, 2012 was $959,000 compared to $528,000 for the same period in 2011.

Selected Balance Sheet Data

Total assets were $365.7 million at June 30, 2012 compared to $350.5 million at June 30, 2011, an increase of $15.2 million or 4.3%.  Total loans were $261.1 million at June 30, 2012, an increase of $15.5 million, or 6.3%, compared to June 30, 2011.  Total liabilities were $299.6 million at June 30, 2012 compared to $282.7 million at June 30, 2011, an increase of $16.9 million or 6.0%.  Total deposits at June 30, 2012 were $247.8 million, an increase of $22.4 million or 9.9% compared to June 30, 2011.
Total stockholders’ equity was $66.1 million at June 30, 2012 compared to $67.7 million at June 30, 2011.   The average common shareholder’s equity to average assets was 18.2% for the three months ended June 30, 2012 compared to 19.8% for the three months ended June 30, 2011.  The average common shareholder’s equity to average assets was 18.4% for the six months ended June 30, 2012 compared to 19.7% for the six months ended June 30, 2011.

About First Advantage Bancorp

Founded in 1953, First Advantage Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a Tennessee-chartered commercial bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border, and one limited service Loan Production/Deposit Production Office in Nashville, Tennessee.  First Advantage Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstadvantagebanking.com.  First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Advantage Bank’s market area, changes in real estate market values in First Advantage Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.
These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Information Regarding Non-GAAP Financial Information

First Advantage Bancorp
Unauditied Reconciliation of Net Income to Adjusted Net Income
(In thousands, except per share amounts)

	Six Months Ended
	June 30,
	2012	2011

Net income, as reported in accordance with GAAP	$1,520	$844

(Gain) on sale of PreTSL securities,
net of tax benefit	(293)	-

Adjusted earnings	1,227	844

Basic earnings per common share	0.38	0.21

(Gain) on sale of PreTSL securities,
net of tax benefit	(0.07)	-

Adjusted basic earnings per common share	0.31	0.21

Diluted earnings per common share	0.36	0.20

(Gain) on sale of PreTSL securities,
net of tax benefit	(0.07)	-

Adjusted diluted earnings per common share	$0.29	$0.20

FIRST ADVANTAGE BANCORP
SELECTED FINANCIAL DATA
(Unaudited-Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30		June 30		December 31,
SELECTED FINANCIAL CONDITION DATA:	2012	2011	2012	2011	2011

END OF PERIOD BALANCES
Assets			$365,660	$350,460	$366,149
Available-for-sale securities, at fair value			66,684	67,210	70,279
Loans, gross			261,120	245,645	263,850
Allowance for loan losses			4,369	3,921	4,316
Deposits			247,821	225,442	232,584
FHLB advances and other borrowings			50,022	53,109	62,676
Common shareholders' equity			66,069	67,743	66,475

AVERAGE BALANCES
Assets	$362,858	$342,544	$360,473	$341,175	$347,104
Earning assets	346,190	325,150	343,879	323,492	331,284
Investment securities	68,679	67,670	69,212	69,708	70,165
Other investments	15,579	13,470	12,996	12,117	17,397
Loans, gross	261,932	244,010	261,671	241,667	243,722
Deposits	243,544	218,613	237,861	218,244	222,670
FHLB advances and other borrowings	51,579	53,179	54,416	53,017	54,223
Common shareholders' equity	66,178	67,687	66,398	67,348	67,382

SELECTED OPERATING RESULTS:
Interest and dividend income	$4,494	$4,437	$9,050	$8,807	$17,655
Interest expense	825	997	1,714	2,026	3,903
Net interest income	3,669	3,440	7,336	6,781	13,752
Provision for loan losses	239	233	466	488	967
Net interest income after provision for loan losses	3,430	3,207	6,870	6,293	12,785
Non-interest income	669	683	1,239	1,262	2,497
Gain on sale of securities available-for-sale	-	-	474	-	25
Non-interest expense	3,148	3,066	6,104	6,183	12,286
Income (loss) before income tax expense (benefit)	951	824	2,479	1,372	3,021
Income tax expense (benefit)	356	338	959	528	1,121
Net income (loss)	$595	$486	$1,520	$844	$1,900
Basic net income per common share	$0.15	$0.12	$0.38	$0.21	$0.47
Diluted net income per common share	0.14	0.11	0.36	0.20	0.44
Dividends paid per common share	0.05	0.05	0.10	0.10	0.20
Book value per common share - basic	16.94	16.42	16.94	16.42	16.46
Common shares outstanding	3,900,660	4,086,674	3,900,660	4,086,674	4,038,260
Basic weighted average common shares outstanding	3,904,960	4,105,910	3,951,636	4,106,856	4,075,562
Diluted weighted average common shares outstanding	4,180,714	4,290,171	4,215,620	4,298,744	4,352,781

SELECTED ASSET QUALITY
Net charge-offs	$184	$223	$413	$215	$300
Classified assets			15,031	9,257	11,485
Nonperforming loans			3,602	2,914	2,788
Nonperforming assets			4,887	3,054	4,179
Troubled debt restructurings			454	178	436
Total nonperforming loans to total loans			1.38%	1.19%	1.06%
Total nonperforming loans to total assets			0.99%	0.83%	0.76%
Total nonperforming assets to total assets			1.34%	0.87%	1.14%

SELECTED RATIOS (quarterly and year-to-date rates annualized)
Return on average assets	0.66%	0.57%	0.85%	0.50%	0.55%
Return on average common shareholders' equity	3.62%	2.88%	4.60%	2.53%	2.82%
Average common shareholders' equity to average assets	18.24%	19.76%	18.42%	19.74%	19.41%
Net interest margin	4.26%	4.24%	4.29%	4.23%	4.15%

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